FOR IMMEDIATE RELEASE

Dow Announces Transaction to
Restructure Ownership of Dow Corning Corporation

Expecting more than $1 billion in additional annual EBITDA at full run-rate synergies

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Transaction is expected to yield more than $1 billion in additional annual EBITDA at full run-rate synergies and is expected to be accretive to Operating EPS, cash flow from operations and free cash flow in the first full year after the close of the transaction

■	Combination deepens Dow’s portfolio in attractive end use applications such as building and construction, consumer care, and automotive

MIDLAND, Mich. – December 11, 2015 – The Dow Chemical Company (NYSE: DOW) announced today the signing of definitive agreements to restructure the ownership of Dow Corning Corporation. Unanimously approved by Dow’s board of directors, the transaction is highly complementary to the strategic objectives of Dow and offers significant potential to enhance value for shareholders.

Under the terms of the agreement, Dow will become the 100 percent owner of Dow Corning, currently a 50:50 joint venture between Dow and Corning. Dow and Corning will maintain their current equity stake in Hemlock Semiconductor Group.

With Dow and Dow Corning coming together, Dow will extend its participation in Consumer Solutions and Infrastructure Solutions segments by increasing Dow’s product offerings in several attractive end use applications such as building and construction, consumer care, and automotive.

Dow is uniquely positioned to capture $400 million in run rate annual cost and growth synergies from the restructured ownership of Dow Corning. The transaction is expected to yield more than $1 billion in additional annual EBITDA at full run-rate synergies and is expected to be accretive to Operating EPS, cash flow from operations and free cash flow in the first full year after the close of the transaction.

The transaction structure enables Dow to maintain a net debt-to-equity ratio consistent with third quarter 2015 levels (prior to the closing of the sale of Dow’s U.S. Gulf Coast Chlor-Alkali and Vinyl, Global Chlorinated Organics, and Global Epoxy business units to Olin Corporation), in line with the Company’s focus of retaining an investment grade credit rating. The transaction is expected to close in the first half of 2016. Dow Corning’s corporate headquarters will remain in Auburn, Michigan.

*TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

“This transaction is another milestone aligned to Dow’s strategic agenda to provide clarity on our joint ventures and demonstrates our ongoing and relentless focus on creating shareholder value,” said Andrew N. Liveris, Dow’s chairman and chief executive officer. “Today represents the transition of a very successful 72-year partnership between Dow and Corning and our strong relationship with Corning will continue through Hemlock Semiconductor. Dow is the natural owner of Dow Corning. Fully aligned to our portfolio strategy, the addition of a silicones position will expand our product offerings across multiple businesses while driving innovative solutions that will enable us to go deeper into key end markets by leveraging Dow’s existing, strong science and engineering competencies across new chemistries.”

“Today’s announcement represents the next step in the evolution of our portfolio to drive higher, more stable earnings with a world leading silicone technology platform,” said Howard Ungerleider, Dow’s vice chairman and chief financial officer. “It demonstrates our continued focus on investing in value streams that will deliver profitable growth aligned to high-margin end use markets.”

The transaction is subject to customary closing conditions, including relevant tax opinions and regulatory approvals.

BofA Merrill Lynch and Klein and Company are serving as Dow’s financial advisors for the transaction. Shearman & Sterling LLP is serving as Dow’s legal counsel.

Dow and Corning will host a joint conference call and webcast today at 7:30 a.m. Eastern Time (U.S.) to discuss the transaction. Participants will include Dow’s chairman and CEO and Corning’s chairman and CEO. To access the audio webcast please visit the Investor Relations sections of Dow or Corning’s websites. For those unable to listen to the live broadcast, a replay will be available on both websites. A copy of the investor presentation will be made available on both companies’ Investor Relations websites.

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About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from the intersection of chemical, physical and biological sciences to help address many of the world’s most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow’s integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high-growth sectors such as packaging, electronics, water, coatings and agriculture. In 2014, Dow had annual sales of more than $58 billion and employed approximately 53,000 people worldwide. The Company’s more than 6,000 product families are manufactured at 201 sites in 35 countries across the globe. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Note: The forward looking statements contained in this document involve risks and uncertainties that may affect Dow’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission (“SEC”). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that Dow’s expectations will be realized.

*TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

The Company assumes no obligation to provide revisions to any forward looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

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For further information contact:
Rachelle Schikorra
The Dow Chemical Company
+1.989.638.4090
ryschikorra@dow.com

*TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow